UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                              SmallWorld Wide plc
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    83168P108
                                 (CUSIP Number)

                                February 2, 1999
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|  Rule 13d-1(b)
            |x|  Rule 13d-1(c)
            |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Sandler Associates
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            140,000  shares                 1.8%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              0 shares                          0%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 140,000 shares                  1.8%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            0 shares                          0%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           140,000 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.8%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Sandler Capital Management

--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            300,300  shares                 3.9%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              0 shares                          0%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 300,300 shares                  3.9%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            0 shares                          0%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ARH Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ALCR Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           MJDM Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Four JK Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
   3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           SERF Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) |_|

                                                                      (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           TERPSI Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) |_|

                                                                     (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           JIRAKAL Corp.
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              300,300  shares                 3.9%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            300,300  shares                 3.9%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           300,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Harvey Sandler
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) |_|

                                                                      (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              444,300  shares                 5.8%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            444,300  shares                 5.8%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           444,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.8%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Michael Marocco
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           John Kornreich
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) |_|

                                                                      (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Andrew Sandler
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Douglas Schimmel
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Hannah Stone
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) |_|

                                                                       (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           David Lee
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|

                                                                   (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            0 shares                          0%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              440,300  shares                 5.7%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 0 shares                          0%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            440,300  shares                 5.7%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           440,300 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.7%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

CUSIP No. 83168P108                     13G

--------------------------------------------------------------------------------
  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Phyllis Sandler
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|

                                                                    (b) |_|
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                                    5    SOLE VOTING POWER
                                            4,000 shares                   0.05%
  Number of                         --------------------------------------------
  Shares                            6    SHARED VOTING POWER
  Beneficially                              0  shares                         0%
  Owned By                          --------------------------------------------
  Each                              7    SOLE  DISPOSITIVE  POWER
  Reporting                                 4,000 shares                   0.05%
  Person                            --------------------------------------------
  With                              8    SHARED DISPOSITIVE POWER
                                            0  shares                         0%
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,000 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.05%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

Item 1.

     (a)  SmallWorldWide plc

     (b)  Address of Issuer's Principal Executive Offices

          Elizabeth House
          1 High Street
          Chesterton, Cambridge, CB41-WR England

Item 2.

  1. (a)  Name of Person Filing: Sandler Associates

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  2. (a)  Name of Person Filing: Sandler Capital Management ("SCM")

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  3. (a)  Name of Person Filing: ARH Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  4. (a)  Name of Person Filing: ALCR Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  5. (a)  Name of Person Filing: MJDM Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  6. (a)  Name of Person Filing: Four JK Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  7. (a)  Name of Person Filing: SERF Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  8. (a)  Name of Person Filing: TERPSI Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

  9. (a)  Name of Person Filing: JIRAKAL Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 10. (a)  Name of Person Filing: Harvey Sandler

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 11. (a)  Name of Person Filing: Michael Marocco

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 12. (a)  Name of Person Filing: John Kornreich

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 13. (a)  Name of Person Filing: Andrew Sandler

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 14. (a)  Name of Person Filing: Douglas Schimmel

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 15. (a)  Name of Person Filing: Hannah Stone

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 16. (a)  Name of Person Filing: David Lee

     (b)  Address of Principal Business Office, or, if none, Residence:

          767 Fifth Avenue, 45th Floor
          New York, New York 10153

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

 17. (a)  Name of Person Filing: Phyllis Sandler

     (b)  Address of Principal Business Office, or, if none, Residence:

          17591 Lake Estate Drive
          Boca Raton, Florida 33496

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number: 83168P108

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

     (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (e)  |_|  An      investment      adviser      in      accordance      with
               ss.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

       1.     Sandler Associates:

              (a)    Amount Beneficially Owned: 140,000(1) shares.

              (b)    Percent of Class: 1.8%

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or direct the vote: 140,000(1) shares.

                     (ii)   shared power to vote or direct the vote: 0 shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            140,000(1) shares.

                     (iv) shared power to dispose or direct the disposition of: 0 shares.

       2.     Sandler Capital Management:

              (a)    Amount Beneficially Owned: 300,300(2,3) shares.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       3.     ARH Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       4.     MJDM Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

----------
(1)    Includes 140,000 shares of Common Stock owned by Sandler Associates.

(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(3)    Includes 300,300 shares of Common Stock held in accounts managed by SCM.

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       5.     Four JK Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       6.     ALCR Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       7.     SERF Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       8.     TERPSI Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       9.     JIRAKAL Corp.:

              (a) Amount Beneficially Owned: 300,300(2,3) shares. Reporting person is a general partner of Sandler Capital Management.

              (b)    Percent of Class: 3.9%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            300,300(2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 300,300(2,3) shares.

       10.    Harvey Sandler

              (a)    Amount   Beneficially   Owned:   444,300(1,2,3,4)   shares.
                     Reporting person is a general partner of Sandler Associates, the sole shareholder of ARH Corp., a general partner of Sandler Capital Management, and the husband of Phyllis Sandler.

             (b)      Percent of Class: 5.8%

             (c)      Number of shares as to which  such  person  has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            444,300(1,2,3,4) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 444,300(1,2,3,4) shares.

       11.    Michael Marocco:

              (a) Amount Beneficially Owned: 440,300(1,2,3) shares. Reporting person is a general partner of Sandler Associates and the sole shareholder of MJDM Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

       12.    John Kornreich:

              (a) Amount Beneficially Owned: 440,300(1,2,3) shares. Reporting person is a general partner of Sandler Associates and the majority shareholder of Four JK Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

----------
(4)    Includes 4,000 shares of Common Stock owned by Phyllis Sandler.

       13.    Andrew Sandler:

              (a) Amount Beneficially Owned: 440,300(1,2,3) shares. Reporting person is a general partner of Sandler Associates and the sole shareholder of ALCR Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

       14.    Douglas Schimmel:

              (a) Amount Beneficially Owned: 440,300(1,2,3) shares. Reporting person is a general partner of Sandler Associates and the sole shareholder of SERF Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

       15.    Hannah Store:

              (a) Amount Beneficially Owned: 440,300 shares. Reporting person is a general partner of Sandler Associates and the sole shareholder of TERPSI Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

       16.    David Lee:

              (a) Amount Beneficially Owned: 440,300(1,2,3) shares. Reporting person is a general partner of Sandler Associates and the sole shareholder of JIRAKAL Corp., a general partner of Sandler Capital Management.

              (b)    Percent of Class: 5.7%

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0 shares.

                     (ii)   shared   power   to  vote  or   direct   the   vote:
                            440,300(1,2,3) shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            0 shares.

                     (iv) shared power to dispose or direct the disposition of: 440,300(1,2,3) shares.

       17.    Phyllis Sandler:

              (a)    Amount  Beneficially  Owned:  4,000(4)  shares.   Reporting
                     person is the wife of Harvey Sandler.

              (b)    Percent of Class: 0.05%

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or direct the vote: 4,000(4) shares.

                     (ii)   shared power to vote or direct the vote: 0 shares.

                     (iii)  sole power to dispose or direct the  disposition of:
                            4,000(4) shares.

                     (iv) shared power to dispose or direct the disposition of: 0 shares.

Item 5.    Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

       Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

       Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

       See Exhibit A for Joint Filing Agreement.

Item 9.    Notice of Dissolution of Group.

       Not Applicable.

Item 10.   Certification.

              (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                     By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

       After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this
Schedule is true, complete and correct.

Dated: March 2, 1999

                                     SANDLER ASSOCIATES

                                     By: Michael Marocco
                                         --------------------------------------
                                              Name:    Michael Marocco
                                              Title:   General Partner

                                     SANDLER CAPITAL MANAGEMENT
                                     By: ARH Corp., General Partner

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   Secretary and Treasurer

                                     ARH CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   Secretary and Treasurer

                                     ALCR CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                              Name: Moira Mitchell
                                              Title:   Secretary and Treasurer

                                     MJDM CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   President and Treasurer

                                     FOUR JK CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   President

                                     SERF CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     TERPSI CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     JIRAKAL CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     Harvey Sandler
                                     --------------------------------------
                                     Harvey Sandler

                                     Andrew Sandler
                                     --------------------------------------
                                     Andrew Sandler

                                     Michael Marocco
                                     --------------------------------------
                                     Michael Marocco

                                     John Kornreich
                                     --------------------------------------
                                     John Kornreich

                                     Phyllis Sandler
                                     --------------------------------------
                                     Phyllis Sandler

                                     Douglas Schimmel
                                     --------------------------------------
                                     Douglas Schimmel

                                     Hannah Stone
                                     --------------------------------------
                                     Hannah Stone

                                     David Lee
                                     --------------------------------------
                                     David Lee

Exhibit A

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of SMALLWORLDWIDE plc and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 2nd day of February, 1999.


                                     SANDLER ASSOCIATES

                                     By: Michael Marocco
                                         --------------------------------------
                                              Name:    Michael Marocco
                                              Title:   General Partner

                                     SANDLER CAPITAL MANAGEMENT
                                     By: ARH Corp., General Partner

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   Secretary and Treasurer

                                     ARH CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   Secretary and Treasurer

                                     ALCR CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                              Name: Moira Mitchell
                                              Title:   Secretary and Treasurer

                                     MJDM CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   President and Treasurer

                                     FOUR JK CORP.

                                     By: Edward Grinacoff
                                         --------------------------------------
                                              Name:   Edward Grinacoff
                                              Title:   President

                                     SERF CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     TERPSI CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     JIRAKAL CORP.

                                     By: Moira Mitchell
                                         --------------------------------------
                                             Name:  Moira Mitchell
                                             Title: Vice President and Secretary

                                     Harvey Sandler
                                     --------------------------------------
                                     Harvey Sandler

                                     Andrew Sandler
                                     --------------------------------------
                                     Andrew Sandler

                                     Michael Marocco
                                     --------------------------------------
                                     Michael Marocco

                                     John Kornreich
                                     --------------------------------------
                                     John Kornreich

                                     Phyllis Sandler
                                     --------------------------------------
                                     Phyllis Sandler

                                     Douglas Schimmel
                                     --------------------------------------
                                     Douglas Schimmel

                                     Hannah Stone
                                     --------------------------------------
                                     Hannah Stone

                                     David Lee
                                     --------------------------------------
                                     David Lee


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